Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-158381 on Form S-3 of our reports dated February 27, 2013, relating to the financial statements of ETFS Platinum Trust, and the effectiveness of ETFS Platinum Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of ETFS Platinum Trust for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCH LLP

New York, New York

June 3, 2013